                        BIOMATRIX, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                              Page
                                                                                              ----
    Report of Independent Accountants.....................................................    F-2

    Consolidated Balance Sheets as of December 31, 1999 and 1998..........................    F-3

    Consolidated Statements of Operations for the years ended December 31,
      1999, 1998 and 1997.................................................................    F-4

    Consolidated Statements of Changes in Shareholders' Equity for
      the years ended December 31, 1999, 1998 and 1997....................................    F-5

    Consolidated Statements of Cash Flows for the years ended December 31,
      1999, 1998 and 1997.................................................................    F-6

    Notes to Consolidated Financial Statements............................................    F-7 to F-22

Financial statement schedules are omitted for the reason that they are not applicable or the required information is included in the consolidated financial statements or notes thereto.

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Shareholders and
Board of Directors of
Biomatrix, Inc.


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders' equity and cash flows present fairly, in all material respects, the consolidated financial position of Biomatrix, Inc. and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP


New York, New York
January 28, 2000, except for Note 18, as to which the date is March 7, 2000 and
Note 19, as to which the date is October 23, 2000

                        BIOMATRIX, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                       (in millions, except share amounts)

                                                                                     December 31,
                                                                                     ------------

                                                                               1999              1998
                                                                               ----              ----
   ASSETS
Current assets:
    Cash and cash equivalents.....................................            $ 35.0           $ 16.5
    Accounts receivable, less allowance for doubtful accounts.....              10.1              8.9
    Inventory, at lower of cost or market.........................               8.5              6.8
    License fees receivable.......................................               -                7.6
    Prepaid expenses and other current assets.....................               3.2              1.5
                                                                                 ---              ---

    Total current assets..........................................              56.8             41.3

Property, plant and equipment, net................................              41.3             37.7
Other assets......................................................               0.9              4.3
                                                                                 ---              ---

              Total assets........................................            $ 99.0           $ 83.3
                                                                              ======           ======

   LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Accounts payable..............................................            $  1.3          $   3.5
    Accrued expenses..............................................               8.0              5.6
    Current portion of notes payable..............................               0.6              0.6
    Current portion of capital lease obligations..................               -                4.6
                                                                               ----               ---

    Total current liabilities.....................................               9.9             14.3

Notes payable.....................................................              11.9             17.6
                                                                                ----             ----

              Total liabilities...................................              21.8             31.9
                                                                                ----             ----

Commitments and contingent liabilities

Shareholders' equity:
   Preferred stock, 3,000 shares authorized; none issued.........                -                -
   Common stock, $.0001 par value: 60,000,000 authorized;
     23,374,366 and 22,848,358 issued and 23,282,072
     22,756,064 outstanding in 1999 and 1998, respectively.......                0.0              0.0
Additional paid-in capital........................................              82.7             72.8
Notes receivable - related parties................................             (14.0)           (10.6)
Retained earnings (accumulated deficit)...........................              10.9             (7.7)
Accumulated other comprehensive loss..............................              (1.5)            (2.2)
Treasury stock, 92,294 shares of common stock, at cost............              (0.9)            (0.9)
                                                                                ----             ----

              Total shareholders' equity .........................              77.2             51.4
                                                                                ----             ----

              Total liabilities and shareholders' equity..........            $ 99.0           $ 83.3
                                                                              ======           ======

                 See notes to consolidated financial statements.

                        BIOMATRIX, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 (in millions, except share and per share data)

                                                                        Years ended December 31,
                                                                        ------------------------

                                                               1999              1998            1997
                                                               ----              ----            ----
Net product sales................................            $ 72.0            $ 37.8          $ 11.7
Income from licenses, royalties
     and research contracts......................               7.7               9.8            20.8
                                                                ---               ---            ----

     Total revenues..............................              79.7              47.6            32.5
                                                               ----              ----            ----

Costs and expenses:
     Cost of goods sold..........................              21.1               9.1             3.6
     Research and development expenses...........               9.1              10.3             5.9
     Selling, general and administrative expenses              18.5              14.5             7.8
                                                               ----              ----             ---

Total costs and expenses.........................              48.7              33.9            17.3
                                                               ----              ----            ----

Income from operations...........................              31.0              13.7            15.2

Interest expense.................................              (1.5)             (1.0)           (0.1)
Interest and miscellaneous income................               1.5               1.4             1.2
                                                                ---               ---             ---

Income before taxes..............................              31.0              14.1            16.3

Provision for income taxes.......................              12.4               2.0             0.6
                                                               ----               ---             ---

Net income ......................................            $ 18.6            $ 12.1          $ 15.7
                                                             ======            ======          ======

Net income per share:
      Basic......................................            $ 0.81            $ 0.54           $ 0.72
                                                             ======            ======           ======
      Weighted average shares outstanding........        22,959,394        22,450,398       21,789,538
                                                         ==========        ==========       ==========

      Diluted....................................            $ 0.76            $ 0.51           $ 0.69
                                                             ======            ======           ======
      Diluted shares outstanding.................        24,349,952        23,703,758       22,654,412
                                                         ==========        ==========       ==========

                 See notes to consolidated financial statements.

                        BIOMATRIX, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CHANGES IN
                SHAREHOLDERS' EQUITY (in millions, except shares,
                        per share amounts and par value)

                              Capital stock $.0001 Par Value                        Comprehensive Income
                              ------------------------------            -----------------------------------------
                              Common-voting                    Notes    (Accumulated  Accumulated
                              --------------    Additional   Receivable   Deficit)/      Other           Total      Treasury Stock
                               Shares     Par     Paid-in     Related     Retained    Comprehensive  Comprehensive  --------------
                               Issued    Value    Capital     Parties     Earnings        Loss          Income      Shares   Cost
                              ---------- ------ ----------- ----------- ------------ --------------- -------------  ------   -----
Balance at December 31, 1996  10,587,615 $1,059     $56.7     ($ 2.6)    ($35.5)         ($1.0)                      2,814      -
Sale of common stock to
     related parties             133,000     13       2.3       (0.4)
Interest on related party
     notes                                                      (0.2)
Purchase of treasury stock                                                                                          43,333  ($0.9)
Options exercised                292,420     29       0.8
Adjustments resulting from
     translation adjustments                                                              (0.6)
Net income - 1997                                                          15.7                          $15.1
                              ---------- ------ ----------- ----------- ------------ ---------------                ------   -----
Balance at December 31, 1997  11,013,035  1,101      59.8       (3.2)     (19.8)          (1.6)                     46,147   (0.9)

Sale of common stock to
     related parties             303,000     30       9.8       (9.8)
Interest on related party                                       (0.4)
     notes
Repayment of note and
     interest from a
     related party                                               2.8
Issuance of common stock
     in conversion for
     subsidiary stock             38,462      4         -
Compensatory stock options                            0.8
Unearned stock option
     Compensation                                    (0.6)
Options exercised                 69,682      7       0.4
Adjustments resulting from
     translation adjustments                                                              (0.6)
Tax benefit from stock                                2.6
     options
Net income - 1998                                                          12.1                          $11.5
                              ---------- ------ ----------- ----------- ------------ ---------------                ------   -----
Balance at December 31, 1998  11,424,179  1,142      72.8      (10.6)      (7.7)          (2.2)                     46,147   (0.9)

Sale of common stock to
     related parties -
     pre-split                    36,000      4       2.4       (2.4)
Options exercised -
     pre-split                    43,229      4       0.4
Two for one stock split in
     the form of a
     100% dividend            11,503,408  1,150                                                                     46,147
Issuance of common stock
     in conversion of debt       250,000     25       4.9
Compensatory stock options                            0.2
Options exercised - post
     split                       107,550     11       0.6
Sale of common stock to a
     related party -
     post-split                   10,000      1       0.2       (0.2)
Interest on related party
     notes                                                      (0.8)
Adjustments resulting from
     translation adjustments                                                               0.7
Tax benefit from stock                                1.2
     options
Net income - 1999                                                           18.6                         $19.3
                              ---------- ------ ----------- ----------- ------------ ---------------                ------   -----
Balance at December 31, 1999  23,374,366 $2,337    $ 82.7     ($14.0)      $10.9         ($1.5)                     92,294   ($0.9)
                              ========== ====== =========== =========== ============ ===============                ======   ======

                 See notes to consolidated financial statements.

                        BIOMATRIX, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (in millions)

                                                                                         December 31,
                                                                                         ------------
                                                                           1999             1998             1997
                                                                           ----             ----             ----
Cash flows from operating activities:
     Net income...............................................           $ 18.6            $ 12.1           $ 15.7
                                                                         ------            ------           ------
     Adjustments to reconcile net income to net cash
       provided by (used in) operating activities:
        Depreciation and amortization.........................              3.7               1.6              0.7
        Stock option compensation.............................              0.2               0.2              0.1
       Amortization of debt fees..............................              0.1               0.1                -
     Change in assets and liabilities:
       Accounts receivable....................................             (1.1)             (5.5)            (2.4)
       Inventory..............................................             (1.5)             (3.9)            (2.4)
       Prepaid expenses and other current assets..............              6.0              (7.3)            (1.2)
       Other assets...........................................              2.7              (4.2)            (0.4)
       Accounts payable and accrued expenses..................              2.2               3.0              1.2
                                                                            ---               ---              ---
        Total adjustments.....................................             12.3             (16.0)            (4.4)
                                                                           ----              ----              ---
Net cash provided by (used in) operating activities...........             30.9              (3.9)            11.3
                                                                           ----               ---             ----

Cash flows from investing activities:
     Capital expenditures.....................................             (9.2)            (19.5)            (9.1)
     Maturity of held-to-maturity investments.................                -                 -             10.6
                                                                           -----            -----             ----
Net cash (used in) provided by investing activities...........             (9.2)            (19.5)             1.5
                                                                            ---              ----              ---

Cash flows from financing activities:
     Payments of notes payable and capital leases.............             (5.3)             (0.2)            (0.1)
     Proceeds from issuance of debt...........................                -              17.3                -
     Repayment of note by a related party.....................                -               2.5                -
     Stock options exercised..................................              1.0               0.3              0.7
     Income tax benefit related to stock options..............              1.2               2.6                -
     Repurchase of common stock...............................                 -                -             (0.9)
     Sale of common stock  ...................................                 -                -              1.9
                                                                           -----             ----              ---
Net cash (used in) provided by financing activities...........             (3.1)             22.5              1.6
                                                                            ---              ----              ---

Effect of exchange rate changes on cash.......................             (0.1)              0.0              0.0
                                                                            ---               ---              ---

Net increase (decrease) in cash and cash equivalents..........             18.5              (0.9)            14.4
Cash and cash equivalents at beginning of period..............             16.5              17.4              3.0
                                                                           ----              ----              ---
Cash and cash equivalents at end of period....................           $ 35.0            $ 16.5           $ 17.4
                                                                         ======            ======           ======

Supplemental cash flow data:
     Interest paid, net of capitalized interest...............            $ 1.4            $  0.7            $ 0.1
     Income taxes paid........................................            $ 9.4            $  0.4            $ 0.2
Non-cash investing and financing:
     Sale of common stock financed with note receivable.......            $ 2.6            $  9.8            $ 0.4
     Issuance of common stock in conversion of debt...........            $ 4.9                 -                -

                                See notes to consolidated financial statements.

                        BIOMATRIX, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  NATURE OF OPERATIONS

      Biomatrix, Inc. (the "Company") was founded in 1981 to develop, manufacture and commercialize a series of proprietary viscoelastic products made of biological polymers called hylans for use in therapeutic medical applications and skin care. Hylans are chemically modified forms of the naturally occurring hyaluronan (also known as hyaluronic acid or sodium hyaluronate). Hylans are the second generation of viscoelastics used in medicine, and are characterized by significantly enhanced physical (rheological) properties (elasticity, viscosity and pseudoplasticity) as compared to naturally occurring hyaluronan, from which the first generation viscoelastics are made. The discovery of hylans has allowed the Company to develop a range of patented products with superior viscoelastic properties in the forms of fluids, gels and solids. The Company's operations consist of therapeutic medical products, skin care intermediate products and toxicity testing. The Company's business is subject to certain risks and uncertainties, including but not limited to governmental regulation, reimbursement, dependence on distribution relationships, patents, competition, manufacturing, rapid growth, dependence on key personnel, fluctuation in operating results and product liability.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION

      The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Biomatrix Medical Canada Inc., Biomatrix UK Ltd., Biomatrix France SARL, Biomatrix Switzerland GmbH, Biomatrix Svenska AB, Biomatrix Germany GmbH, Biomatrix Belgium BVBA and its majority-owned subsidiary, Biomatrix Limited Hong Kong. All significant intercompany accounts and transactions have been eliminated in consolidation.

PROPERTY, PLANT AND EQUIPMENT AND CAPITALIZED INTEREST

      Property, plant and equipment is recorded at cost. Interest related to borrowings for a construction project with a term greater than one year is capitalized. The interest is capitalized during the term of the project and capitalization ceases when the project is completed. Building, research laboratory equipment, office equipment and manufacturing equipment are depreciated on the straight-line method over their estimated useful lives. Capital leases and leasehold improvements are amortized on the straight-line method over the estimated useful life of the property or the terms of the related lease, whichever is shorter. Expenditures for additions, major renewals and improvements are capitalized and expenditures for maintenance and repairs are charged to expense as incurred. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized in income for the period.

IMPAIRMENT OF LONG-LIVED ASSETS

      Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized. The impairment loss is measured by the amount the book value exceeds the fair value of the asset. The fair value would be determined by obtaining a quote from an independent third party or by using a discounted expected future cash flow model. There were no impaired long-lived assets at December 31, 1999.

CASH AND CASH EQUIVALENTS

      Cash and cash equivalents include highly liquid short-term investments in money market funds, at cost, and U.S. Government or Government Agency securities purchased with a maturity of less than three months.

FAIR VALUE OF FINANCIAL INSTRUMENTS

      Cash, accounts receivable, notes receivable, accounts payable and accrued liabilities are reflected in the financial statement at fair value because of the short-term maturity of those instruments. The fair value of the Company's notes payable and capital lease obligations (including current installments) are estimated based on the current rate offered to the Company for debt of the same remaining maturities. The estimated fair value of the Company's notes payable and capital lease obligations approximates the carrying value at December 31, 1999 and 1998.

INVENTORY

      Inventory is stated at the lower of cost or market and costs are removed on a first-in first-out (FIFO) basis. Inventory is reviewed on a quarterly basis for obsolete, slow-moving or impaired items. There were no obsolete, slow-moving or impaired items at December 31, 1999.

                        BIOMATRIX, INC. AND SUBSIDIARIES

INVESTMENTS

      Investments, which typically consist of U.S. Government and Government Agency Securities, are classified as held-to-maturity and are reported at amortized cost, which approximates market.

DEFERRED DEBT FEES

      Deferred debt fees are included in other assets and are amortized over the term of the corresponding debt.

REVENUE RECOGNITION

      Revenue from product sales is recognized at the time the products are shipped to the customer or marketing partner. These Revenues are recorded at the minimum/supply price. Additional Revenue from product sales in the form of formula price adjustments, which is based on the difference between the contractual percentage of net sales of a marketing partner to their customers and the minimum/supply price, is recognized in the same period that the marketing partner records the sale to their customers. Revenue from non-refundable up-front and milestone payments is recognized in the period earned, which is when the activity has been performed or the milestone has been achieved under the terms of the contracts with the marketing partners. The Company is planning to adopt Staff Accounting Bulletin No. 101, "Revenue Recognition," during the second quarter of 2000, which will impact the way the Company records its non-refundable up-front and milestone payments. (See Note 17 for further discussion). Research contract revenue is recognized at the time the service is performed.

ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CONTINGENCIES

      The Company accounts for contingencies in accordance with Statement of Financial Accounting Standards ("SFAS") No. 5, "Accounting for Contingencies." As such when a loss is probable and reasonably estimable a reserve is established and information regarding such reserve is disclosed in the notes to the financial statements. In the event the Company plans to defend a legal matter vigorously, and the costs of such defense are not covered by an insurance policy, the Company will establish a reserve for future probable estimated legal fees, if estimable.

INCOME TAXES

      Deferred taxes are provided on the liability method, in accordance with SFAS No. 109, "Accounting for Income Taxes," whereby deferred tax assets are recognized for deductible temporary differences, and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Deferred tax assets are reduced by a valuation allowance, when, in the opinion of management, it is more likely than not that some portions or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

FOREIGN CURRENCY TRANSLATION

      The assets and liabilities of the Company's subsidiaries are translated into U.S. dollars at year-end exchange rates and revenue and expense items are translated at average rates of exchange prevailing during the year. Resulting translation adjustments are a component of accumulated other comprehensive income in shareholders' equity. Gains and losses resulting from foreign currency transactions (transactions denominated in a currency other than the Company's functional currency) are included in miscellaneous income.

ACCOUNTING FOR STOCK-BASED COMPENSATION

      In accordance with the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," the Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its employee stock option plans. See Note 11 for a summary of the pro forma effects on reported net income and earnings per share for fiscal 1999, 1998, and 1997 based on the fair value of options and shares granted as prescribed by SFAS No. 123.

                        BIOMATRIX, INC. AND SUBSIDIARIES

NET INCOME PER COMMON SHARE

      In 1998, the Company adopted SFAS No. 128, "Earnings per Share," which requires the presentation of basic earnings per share and diluted earnings per share. Basic net income per share is computed by dividing net income by the weighted-average common shares outstanding for the period. Diluted net income per share is reflective of all common share equivalents. The Company has convertible debt which converts into 500,000 shares of common stock at December 31, 1999, and 750,000 shares of common stock at December 31, 1998. However, this instrument has not been included in diluted earnings per share for 1999 and 1998 because its effect would be anti-dilutive. A reconciliation of weighted average shares outstanding from basic to diluted is as follows:


                                                              1999             1998              1997
                                                              ----             ----              ----
         Weighted average shares outstanding - Basic       22,959,394       22,450,398        21,789,538
         Dilutive effect of stock options                   1,390,558        1,253,360           864,874
                                                           ----------       ----------        ----------
         Weighted average shares outstanding - Diluted     24,349,952       23,703,758        22,654,412
                                                           ==========       ==========        ==========

RECLASSIFICATION

      Certain amounts in the 1998 and 1997 consolidated statements of operations and the 1998 consolidated balance sheet have been reclassified in order to conform to the 1999 presentation.

3.  INVENTORIES

      Inventories at December 31, 1999 and 1998 consisted of:


                                                                                1999             1998
                                                                               -----            -----
      Raw materials....................................................        $ 0.6            $ 1.5
      Work-in-process..................................................          7.2              4.8
      Finished Goods...................................................          0.7              0.5
                                                                               -----            -----
                                                                               $ 8.5            $ 6.8
                                                                               =====            =====

4.  NOTES RECEIVABLE - RELATED PARTIES

      Notes receivable - related parties relate to the acquisition of common stock of the Company at fair market value by several officers and directors of the Company during 1999, 1998, and 1997. The notes are with recourse and are payable with simple interest upon maturity. The interest rates, which are determined in accordance with Internal Revenue Service standards, on the notes outstanding as of December 31, 1999 range from 5.30% to 7.18%. The amount of the notes outstanding at December 31, 1999 and 1998 mature at the following dates:


                                                                                  1999                1998
                                                                                 -----               -----
      May 2007.........................................................          $ 0.5               $ 0.5
      January 2008.....................................................            1.0                 0.9
      March 2008.......................................................            0.6                 0.6
      April 2008.......................................................            1.8                 1.7
      June 2008........................................................            7.3                 6.9
      March 2009.......................................................            2.6                   -
      September 2009...................................................            0.2                   -
                                                                                 -----               -----
                                                                                 $14.0               $10.6
                                                                                 =====               =====

      In August 1998, an officer of the Company repaid a note in the amount of $2.8 million including interest. All notes issued during 1999, 1998 and 1997 have been for common stock issued pursuant to the Company's 1997 Restricted Stock Plan.

                        BIOMATRIX, INC. AND SUBSIDIARIES

5.  PROPERTY, PLANT AND EQUIPMENT

      Property, plant and equipment at December 31, 1999 and 1998 consisted of:


                                                                                               Estimated
                                                                  1999             1998       Useful Life
                                                                 ------           ------      -----------
Buildings...................................................     $ 31.7           $ 22.4        25 years
Land  ......................................................        2.2              2.2          N/A
Construction in progress....................................        0.2              4.9          N/A
Manufacturing equipment.....................................        8.5              7.7      5-10 years
Research laboratory equipment...............................        2.2              2.1      5-10 years
Office equipment............................................        4.8              3.1      3-10 years
Leasehold improvements......................................        1.2              1.1       1-5 years
                                                                 ------           ------
                                                                   50.8             43.5
Less accumulated depreciation and amortization..............       (9.5)            (5.8)
                                                                 ------           ------
                                                                 $ 41.3           $ 37.7
                                                                 ======           ======

      Depreciation expense for the three years ended December 31, 1999, 1998 and 1997 was, $3.7 million, $1.6 million and $0.7 million, respectively. Capitalized interest for the years ended December 31, 1998 and 1997 was $0.2 million and $0.4 million, respectively. There was no capitalized interest for the year ended December 31, 1999. Repairs and maintenance expenses for the three years ended December 31, 1999, 1998 and 1997 were $0.8 million, $0.4 million and $0.1 million, respectively.

      Assets recorded under capital leases of $4.6 million as of December 31, 1998 were included in land, buildings and construction in progress. The accumulated depreciation of assets under capital leases was $0.1 million at December 31, 1998. There were no assets under capital leases at December 31, 1999. Assets pledged under equipment financing at December 31, 1999 and 1998 are included in manufacturing equipment in the amount of $3.7 million. Assets mortgaged as of December 31, 1999 and 1998 are included in buildings in the amount of $2.3 million and $2.1 million, respectively.

6.  ACCRUED EXPENSES

      Accrued expenses at December 31, 1999 and 1998 consisted of:


                                                                                      1999              1998
                                                                                     -----             -----
      Accrued Expenses:
         Taxes payable...............................................                $ 2.0             $ 1.9
         Accrued personnel expenses..................................                  1.8               1.5
         Royalties...................................................                  2.2               1.1
         Other accrued expenses......................................                  2.0               1.1
                                                                                     -----             -----
                                                                                     $ 8.0             $ 5.6
                                                                                     =====             =====

7.  LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

      Long-Term Debt and Capital Lease Obligations at December 31, 1999 and 1998 consisted of:


                                                                                    1999                1998
                                                                                   -----               -----
      Notes Payable:
         Equipment loan..................................................         $  1.9              $  2.3
         Mortgage note, payable in monthly installments through July 2001..          0.3                 0.3
         Construction and equipment loan.................................            0.3                 0.5
      Capital lease obligations..........................................            -                   4.7
      Convertible subordinated debt......................................           10.0                15.0
                                                                                  ------              ------
                   Total ................................................           12.5                22.8
         Less current maturities.........................................           (0.6)               (5.2)
                                                                                  ------              ------
         Long term portion...............................................         $ 11.9              $ 17.6
                                                                                  ======              ======

                        BIOMATRIX, INC. AND SUBSIDIARIES

      In July 1996, the Company refinanced an outstanding mortgage on its Canadian manufacturing facility with another mortgage that accrues interest at an annual rate of 9.5% and has a final payment of $0.3 million due in June 2001.

      The Company's majority-owned Canadian subsidiary obtained a $1.0 million construction and manufacturing equipment loan from the Canadian government of which $0.9 million and $0.1 million was funded in 1993 and 1994, respectively. Interest on the loan accrues at the prevailing annual variable rate, which was approximately 8.0% at December 31, 1999 and 8.25% at December 31, 1998. In January 1996, the Company amended the repayment terms of the agreement, whereby the Company will make quarterly principal payments and a final payment in 2001. The principal payments shall correspond to 30% of the Canadian subsidiary's quarterly net profit (excluding depreciation), with an annual maximum of $0.2 million and an annual minimum of $0.1 million. The loan agreement contains covenants that require the maintenance of certain financial ratios by the Canadian subsidiary, with which the Company has complied.

      In September 1996, the Company entered into a capital lease of a building and land where the Company's U.S. manufacturing facility is located. This lease was accounted for as a capital lease and had an imputed interest rate of approximately 9%. During 1999, the Company exercised its option to acquire this building and purchased it at a price of approximately $4.6 million.

      In May 1998, the Company issued $15.0 million of subordinated convertible debt to a third party. The debt has a five-year term and a coupon rate of 6.9% with interest payable on a semi-annual basis. The debt contains a conversion feature that allows the third party to convert the debt into common shares at $20 per share after one year. In addition, the Company can call the debt at par after three years or after two years if certain conditions are satisfied. During the fourth quarter of 1999, the debt holder converted one-third, or $5.0 million, of the debt into 250,000 shares of common stock. Therefore at December 31, 1999, there is $10.0 million of convertible debt outstanding. Debt fees related to this transaction of $0.3 million and $0.6 million at December 31, 1999 and 1998 are included in other assets and are being amortized on a straight-line basis over the five-year term of the debt. The debt contains certain financial covenants, with which the Company has complied.

      In December 1998, the Company obtained equipment financing from GE Capital in the amount of $2.3 million. The debt has a five-year term, a coupon rate of 7.4%, and is payable in equal monthly installments. Certain of the Company's machinery and equipment is pledged as collateral for this financing. The debt contains certain financial covenants which the Company has complied with.

      Future minimum payments due under the note payable and mortgage obligations are as follows at December 31, 1999:


             Year                                             Amount
             ----                                             ------
             2000.......................................      $  1.5
             2001.......................................         1.7
             2002.......................................         1.2
             2003.......................................        10.9
                                                              ------
             Total minimum payments.....................      $ 15.3
             Less - amount representing interest........        (2.8)
                                                              ------
             Principal obligations......................      $ 12.5
             Less - current portion.....................        (0.6)
                                                              ------
             Long-Term portion..........................      $ 11.9
                                                              ======

      In August 1999, the Company secured a revolving line of credit from Merrill Lynch Business Financial Services, Inc. in the amount of $10.0 million. Funds can be borrowed against the line at an interest rate equal to the 30-Day Commercial Paper Rate, as defined in the agreement, plus 1.99%. To the extent the Company draws down on this line, the borrowed amount will be collateralized by the U.S. manufacturing facility. There were no borrowings against this line at December 31, 1999.

      The Company also has a $0.4 million credit agreement with a Canadian bank with an interest rate at prime plus 0.5%. There were no borrowings outstanding at December 31, 1999 and 1998.

                        BIOMATRIX, INC. AND SUBSIDIARIES

8.  CAPITAL STOCK

      In March 1995, the Company completed a private sale of 500,000 shares of common stock to Recordati Industria Chimica e Farmaceutica S.p.A. ("Recordati"). Net proceeds to the Company related to this sale were $2.0 million. In July 1997, the Company repurchased 86,666 shares of common stock from Recordati. This purchase required approximately $0.9 million of funds and these shares are included at cost on the balance sheet as treasury stock.

      In April 1996, the Company completed a private sale of 400,000 shares of common stock at fair market value to an officer of the Company. The aggregate purchase price of $2.5 million was financed in full with a full recourse promissory note issued from the Company. In August 1998, the officer of the Company repaid the note in full plus accrued interest.

      In 1997, the Company completed sales of 266,000 shares of restricted common stock to several officers and directors of the Company. The aggregate purchase price of $2.3 million was financed with full recourse promissory notes issued from the Company.

      In 1998, the Company completed sales of 606,000 shares of restricted common stock to several officers and directors of the Company. The aggregate purchase price of $9.8 million was financed with full recourse promissory notes issued from the Company.

      In 1999, the Company completed sales of 82,000 shares of restricted common stock to several officers and a consultant of the Company. The aggregate purchase price of $2.6 million was financed with full recourse promissory notes issued from the Company.

      On April 6, 1999 the Company announced a two-for-one common stock split to be distributed in the form of a 100% stock dividend (the "Stock Split"). As a result of this action, on April 23, 1999, an additional 11,503,408 shares were distributed to the shareholders of record on April 16, 1999, of which 46,147 shares represented treasury stock of the Company. The shares issued, outstanding and in treasury of 11,424,179, 11,378,032 and 46,147 at December 31, 1998 have been restated to 22,848,358, 22,756,064, and 92,294 to reflect the Stock Split. Par value remains at $0.0001 per share. The par value of the additional shares resulting from the Stock Split has been reclassified from additional paid-in capital to common stock. All historical share and per share amounts in the accompanying statements have been restated to reflect the Stock Split.

      The 3,000 shares of authorized preferred stock are issuable by the Board of Directors. The terms, designations and other criteria are determinable by the Board of Directors upon issuance.

      In June 1991, Biomatrix, Inc. capitalized Biomatrix Medical Canada ("BMC"). In connection with this transaction additional capital was raised through a Canadian venture capital firm for which it received 62,500 shares of Class A stock in BMC. In April 1998, the Canadian venture capital firm exercised its right to convert the 62,500 shares of Class A stock in BMC into 76,924 shares of Biomatrix, Inc. common stock. As a result, BMC is now a wholly-owned subsidiary of Biomatrix, Inc. No gain or loss was recognized on the conversion of shares.

                        BIOMATRIX, INC. AND SUBSIDIARIES

9.  INCOME TAXES


                                                                      Year Ended December 31,
                                                              1999              1998                 1997
                                                              ----              ----                 ----
Income (Loss) before income taxes:
      Domestic...................................           $ 31.0            $ 14.3               $ 17.2
      Foreign....................................            ( 0.0)             (0.2)                (0.9)
                                                              ----              ----                 ----
                                                            $ 31.0            $ 14.1               $ 16.3
                                                            ======            ======               ======
Income tax provision:
      Domestic, Federal..........................           $ 10.7             $ 1.3                 $0.4
      Domestic, State............................              1.6               0.7                  0.2
      Foreign....................................              0.1                 -                    -
                                                               ---             -----                -----
                                                            $ 12.4            $  2.0               $  0.6
                                                            ======            ======               ======

      A reconciliation of the United States federal statutory rate to the Company's effective tax rate for the years ended December 31, 1999, 1998, and 1997 is as follows:


                                                          1999             1998              1997
                                                          ----             ----              ----
Statutory federal corporate rate.................         35.0%            35.0%             35.0%
State income taxes, net of federal tax benefit...          4.1              6.2               1.0
Foreign related items............................          1.5              4.1               2.0
Research and development credits.................           -              (2.4)               -
Benefit of net operating losses..................         (1.7)            (6.0)            (35.8)
Nondeductible items..............................          0.9              1.6                -
Change in valuation allowance....................           -             (27.2)             (1.1)
Other ...........................................           -               3.0                -
Alternative minimum tax..........................           -                -                2.2
                                                          ----             ----               ---
Effective tax rate...............................         39.8%            14.3%              3.3%
                                                          ====             ====               ===

      Temporary differences and carryforwards which give rise to deferred tax assets are as follows:


                                                                                Deferred Tax Assets
                                                                                -------------------
                                                                                1999               1998
                                                                                ----               ----
      Net operating losses........................................             $ 1.6              $ 1.9
      Research credits............................................               0.6                1.9
      Depreciation................................................               2.1                1.3
      Alternative minimum tax credit..............................               -                  0.4
      Other.......................................................               1.2                1.1
                                                                                 ---                ---
                                                                                 5.5                6.6
         Valuation allowance......................................              (4.3)              (3.8)
                                                                                 ---               -----
               Total deferred taxes...............................              $1.2               $2.8
                                                                                ====               ====

      At December 31, 1999, approximately $0.7 million of the deferred tax assets is included in prepaid expenses and other current assets, and $0.5 million is included in other assets. At December 31, 1998, deferred tax assets of $2.8 million were included in other assets. The Company's valuation allowance of $4.3 million and $3.8 million in 1999 and 1998, respectively, was provided on deferred tax assets, which were primarily foreign related items, due to the uncertainty of realization.

      The Company has foreign federal net operating loss carryforwards of approximately $5.4 million of which $1.6 million expire at various times from December 31, 2001 through December 31, 2006. Approximately $3.8 million of the foreign federal net operating loss carryforwards will carryover indefinitely. In addition, the Company has foreign tax credit carryovers at December 31, 1999 of approximately $0.6 million of which $0.3 million expire at various times from December 31, 2002 through December 31, 2007. Approximately $0.3 of the foreign tax credits carryover indefinitely.

                        BIOMATRIX, INC. AND SUBSIDIARIES

10.  COMMITMENTS

   OPERATING LEASE
      The Company occupies office and laboratory space under a lease expiring in July 2004. Rent expense for operating leases charged to operations for the years ended December 31, 1999, 1998 and 1997 approximated $0.7 million, $0.7 million and $0.5 million, respectively. Future minimum operating lease payments for the facility and other items are:


            2000............................................        $ 1.0
            2001............................................          0.9
            2002............................................          0.8
            2003............................................          0.7
            2004............................................          0.7
            Thereafter......................................           -
                                                                    -----
            Total minimum obligations.......................        $ 4.1
                                                                    =====

      LICENSE AGREEMENTS

      In November 1993 and June 1994, the Company entered into license and distribution agreements with Syntex Pharmaceuticals International Limited ("Syntex") to market Synvisc in selected European countries and South Africa. In return, for the exclusive marketing rights, Syntex paid up-front payments in 1993 and 1994 of $1.2 million, and $5.0 million, respectively. Subsequent to these agreements, Syntex was acquired by Roche AB, ("Roche"), a subsidiary of F. Hoffmann-LaRoche Ltd. Subsequent to the acquisition of Syntex by Roche, in the fourth quarter of 1995 the Company signed an agreement with Roche reacquiring the marketing rights to Synvisc for all countries identified in the previous agreements, except for Sweden and South Africa. The Company received a non-refundable initial payment in 1995 and a non-refundable final payment in 1996 in connection with the finalization of this agreement, which amounts have been included in income from licenses in the respective years. We are currently in discussions with Roche concerning its marketing rights in Sweden.

      In September 1995, the Company entered into a distribution agreement with Rhone-Poulenc Rorer Canada Inc. ("RPR"). The agreement provides RPR with exclusive marketing rights for Synvisc in Canada. In return, in 1995, the Company received an up-front non-refundable license fee payment of $3.5 million, which has been included in income from licenses. The Company terminated this agreement on December 31, 1999. The Company currently markets and sells Synvisc to the Canadian market through our subsidiary Biomatrix Medical Canada Inc.

      In June 1996, the Company entered into a distribution agreement with Inamed Corporation ("Inamed"), formerly Collagen Aesthetics, Inc.. The agreement provides Inamed with exclusive marketing rights for Hylaform in Europe, Canada, Japan, Australia and other select countries. In return, the Company received an up-front, non-refundable payment of $5.0 million in consideration of the costs and expenses that have been incurred by the Company related to the research and development of Hylaform. The Company is entitled to receive a royalty based upon sales of Inamed's dermal augmentation products as well as an additional royalty on the potential growth of Inamed's total dermal augmentation business. Additionally, the Company manufactures and supplies Hylaform to Inamed for a contractual percentage of Inamed's sales price. The Company has also entered into a distribution agreement with Inamed for the United States. Under such agreement, Inamed has the exclusive distribution rights to Hylaform in the United States subject to an additional payment and FDA approval.

      In December 1996, the Company entered into a distribution agreement with Boehringer Ingelheim France, S.A. ("Boehringer Ingelheim"). The agreement provides Boehringer Ingelheim with exclusive marketing rights for Synvisc in France. In return, the Company received an up-front non-refundable payment of $1.0 million, which has been included in income from licenses in 1996, and could receive milestone payments of up to $7.0 million if sales reach certain levels. The Company manufactures and supplies Synvisc to Boehringer Ingelheim for a contractual percentage of Boehringer Ingelheim's sales price. Additionally, Boehringer Ingelheim reimburses the Company, up to a fixed amount and for a certain period of time, for its costs of maintaining a team of area business consultants to assist in selling Synvisc in France.

                        BIOMATRIX, INC. AND SUBSIDIARIES

10.  COMMITMENTS (CONTINUED)

       In February 1997, the Company entered into distribution agreements with Wyeth-Ayerst Laboratories ("Wyeth"), a division of American Home Products. The agreements provide Wyeth with exclusive marketing rights to Synvisc in the United States, Germany, Austria, Spain, Portugal, Greece and certain countries in the Middle East and Central Europe. In 1997, the Company received various non-refundable payments totaling $17.0 million. In 1998, the Company earned a non-refundable milestone of $6.0 million; such payment was received in February 1999. In 1999, the Company earned a milestone payment of $7.0 million as end-user sales reached a certain level. The Company could receive additional payments in the future if sales reach certain levels. The Company manufactures and supplies Synvisc to Wyeth for a contractual percentage of Wyeth's sales price. Additionally, Wyeth reimburses the Company, up to a fixed amount and for a certain period of time, for its costs of maintaining a team of area business consultants to assist in selling Synvisc in Europe and the United States. We are currently in discussions with Wyeth concerning its marketing rights for Synvisc in certain foreign countries.

      In April 1997, the Company entered into a distribution agreement with Bayer AG ("Bayer"). The agreement provides Bayer with exclusive marketing rights to Synvisc in Australia, Indonesia, Israel, Malaysia, New Zealand, Singapore, Taiwan and Thailand. In return, the Company received an up-front non-refundable payment of $3.0 million and could receive a milestone payment of $2.0 million upon certain approvals or if sales reach a certain level. The Company manufactures and supplies Synvisc to Bayer for a contractual percentage of Bayer's sales price. Additionally, Bayer will reimburse the Company, up to a fixed amount and for a certain period of time, for its costs of maintaining several area business consultants to assist in selling Synvisc in certain countries.

      In February 1998, the Company entered into a distribution agreement with Novartis Pharma AG ("Novartis"). The agreement provides Novartis with the exclusive marketing rights to Synvisc in Latin America and the Caribbean. In return, the Company earned a non-refundable payment of $3.1 million, of which $1.5 million was paid up-front in 1998 and $1.6 million was paid during the third quarter of 1999. The Company manufactures and supplies Synvisc to Novartis for a contractual percentage of Novartis' sales price. Additionally, Novartis will reimburse the Company for its costs of maintaining several area business consultants to assist in selling Synvisc in certain countries.

   RESEARCH AND DEVELOPMENT AGREEMENTS

      In July 1991, the Company entered into an agreement with Pharmacia to perform certain toxicity testing. The Company received $0.1 million, $0.6 million and $0.6 million of revenues relating to this testing for the years ended December 31, 1999, 1998, and 1997, respectively. Such amounts have been included in research contract revenue.

      During February 1990, the Company and its wholly owned subsidiary, Biomatrix Svenska AB, entered into an agreement with a Swedish Limited Partnership, Up-Will Investor KB ("Up-Will"). Up-Will invested in Biomatrix Svenska AB in order that the Company could pursue the obtainment of regulatory approvals to manufacture and market Synvisc in Germany, France, Spain and the United Kingdom. Up-Will provided Svenska AB with a total of approximately $1.5 million. In return, Up-Will receives a royalty from the Company equal to 6% of all net sales of Synvisc in the countries referred to above, for a period of 10 years from the date of first commercial sale in each country, regardless of whether the sales are made by the Company, Biomatrix Svenska AB or another party. Two of the Company's officers hold convertible debt in Up-Will.

                        BIOMATRIX, INC. AND SUBSIDIARIES

11.  STOCK OPTIONS

      The Company has two fixed stock option plans which reserve shares of common stock for issuance to executives, employees, consultants and directors. The Company applies the provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock based compensation plans. Accordingly, compensation expense has been recognized to the extent applicable in the financial statements with respect to the two plans in accordance with APB No. 25. Had compensation cost for the Company's two stock option plans been determined based on the fair value at the grant date for awards in 1999, 1998 and 1997 consistent with the provisions of SFAS No. 123 "Accounting For Stock Based Compensation," the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:


                                                                      1999            1998            1997
                                                                      -----           -----           ----
                Net income - as reported........................      $18.6           $12.1         $ 15.7
                Net income - pro forma..........................        8.5             9.4           14.7

                Net income per share - as reported (basic)......       0.81            0.54           0.72
                Net income per share - pro forma (basic)........       0.37            0.42           0.68

                Net income per share - as reported (diluted)....       0.76            0.51           0.69
                Net income per share - pro forma (diluted)......       0.35            0.39           0.65

      Since option grants awarded during 1999, 1998 and 1997 typically vest over several years and additional awards are expected to be issued in the future, the pro forma results shown above are not likely to be representative of the effects on future years of the application of the fair value based method.

      The fair market value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:


                                                   1999                 1998                 1997
                                                   ----                 ----                 ----
                Dividend Yield                      N/A                  N/A                  N/A
                Expected Volatility                 70%                  70%                  70%
                Risk-free Interest Rate       4.78% to 6.29%       4.31% to 5.84%       5.85% to 6.79%
                Expected Option Life                6.0                  6.0                  6.0

      Under the amended plan approved by the shareholders in May 1997, the total number of shares of common stock that may be granted is 6,000,000. In May 1995, the shareholders approved a Stock Option Plan for Non-Employee Directors of the Company. This plan authorizes the granting of options on 200,000 shares of common stock to directors who are not employees of the Company, who will automatically receive an option to acquire 5,000 shares upon election or re-election to the Board.

                        BIOMATRIX, INC. AND SUBSIDIARIES

11.  STOCK OPTIONS (CONTINUED)

      These plans provide that shares granted come from the Company's authorized but unissued or reacquired common stock. The price of the options granted pursuant to these plans is generally equal to the fair market value of the shares on the date of grant. The options are generally exercisable over four to five years. The options expire ten years from the grant date.

Information regarding these option plans for 1999, 1998 and 1997 is as follows:


                                        1999                        1998                        1997
                             --------------------------- --------------------------- ----------------------------
                                            Weighted-                   Weighted-                   Weighted-
                                             Average                     Average                     Average
                                            Exercise                    Exercise                     Exercise
                                Shares        Price         Shares        Price         Shares        Price
                             --------------------------- --------------------------- ----------------------------
Options outstanding,
     Beginning of year......  2,371,140         $9.20      1,854,714        $6.15     1,633,054        $ 3.06
Options exercised...........   (194,008)         5.15       (139,364)        3.14      (584,840)         1.32
Options granted.............    632,016         26.08        728,740        15.79       821,600          8.84
Options canceled............    (77,800)        17.95        (72,950)       10.69       (15,100)         4.84
                             --------------              --------------              --------------
Options outstanding,
     End of year............  2,731,348        $13.15      2,371,140        $9.20     1,854,714        $ 6.15

Option price range at
     End of year............      $0.50 to $40.00              $0.50 to $25.94            $0.50 to $16.00

Options exercisable,
     End of year............  1,150,789         $7.43        853,610        $5.18       638,814        $ 3.06

Option price range for
     Exercised shares.......      $0.50 to $19.00              $0.50 to $8.63              $0.50 to $8.63
Options available for grant
     At end of year.........         1,422,062                    976,278                    1,680,966
Weighted-average fair value
     Of options granted
     during The year........           $15.09                      $10.89                      $5.99

      The following table summarizes information about stock options at December 31, 1999:


                                            Options Outstanding                            Options Exercisable
                            ----------------------------------------------------    -----------------------------------
                                                 Weighted-
                                                  Average           Weighted-                              Weighted-
                                 Number          Remaining           Average             Number             Average
                               Outstanding      Contractual         Exercise           Exercisable         Exercise
Range of Exercise Prices       at 12/31/99         Life               Price            at 12/31/99           Price
--------------------------- ----------------- ----------------- ----------------    ------------------ ----------------
$0.50     -    $ 1.00             32,042            4.54            $  0.98               32,042            $  0.98
$2.31     -    $ 5.63            728,760            5.72            $  3.75              517,360            $  3.00
$6.00     -    $15.00            945,090            7.30            $ 10.86              464,840            $  9.56
$15.44    -    $25.94            508,480            8.59            $ 17.69              117,813            $ 16.74
$26.19    -    $40.00            516,976            9.14            $ 26.85               18,734            $ 29.79

      Compensation expense of $0.2 million, $0.2 million and $0.1 million was recorded for the years ended December 31, 1999, 1998 and 1997, respectively, in accordance with APB No. 25.

                        BIOMATRIX, INC. AND SUBSIDIARIES

12.  CONTINGENCY

      In August 1990, the Company received a notice from the Pennsylvania Department of Environmental Protection ("DEP") that it is one of approximately 1,000 potentially responsible parties ("PRPs") that may have clean-up responsibility at the Industrial Solvents and Chemical Company site in York Haven, Pennsylvania (the "Site"). During the late 1980s, the Company, through a licensed waste disposal transport company, shipped industrial solvents to the Site, which was operating as a recycling facility. The DEP reviewed hazardous waste found at the Site as well as the DEP's own records in order to identify additional PRPs and to quantify each PRP's volumetric contributions. The Company is a member of a steering committee that consists of many PRPs. As of December 31, 1997 the Company had a reserve of $0.7 million related to this matter. During the fourth quarter of 1998, the final remedy was selected by the DEP and the Company settled out of the matter pursuant to a buy-out proposal prepared by the steering committee and reversed the reserve. Therefore, at December 31, 1999 and 1998 the Company no longer had a reserve for any potential litigation regarding this matter.

   LITIGATION

         In October 1996, Michael Jarcho filed suit against Biomatrix in the United States District Court for the Southern District of California seeking to recover damages and declaratory judgment for our alleged breach of Jarcho's consulting agreement with Biomatrix, dated December 2, 1988. The agreement provides that Biomatrix is to pay royalties to Jarcho for products that result from his consultancy. Jarcho contends that Hylaform resulted from his consultancy and seeks a royalty on the Company's past and future net sales of Hylaform as well as punitive damages and recovery of attorney fees. The royalty Jarcho alleges he is entitled to would have totalled $0.4 million through December 31, 1999. The Company disagrees with Jarcho's claims and does not believe that Jarcho is owed any royalties as a result of Hylaform sales. On January 10, 1997, the court dismissed Jarcho's case on the grounds that the agreement requires such disputes to be brought exclusively in New Jersey state court. Jarcho moved for a partial reconsideration of the decision, which the Company opposed, and his motion was denied. On June 16, 1997, Jarcho filed suit in New Jersey state court. A tentative trial date has been set for May 2000. The Company has been defending this matter vigorously. In accordance with the Company's policy on contingencies, a provision has been made in the accompanying consolidated financial statements for estimated legal fees expected to be incurred in defending the matter vigorously. The Company is presently unable to predict the ultimate outcome of this matter or whether it would have a material impact on the results of operations, financial position or cash flows of Biomatrix. The Company has not made any provisions for any liability that might result from the claims made by Jarcho.

13.  EMPLOYEE BENEFIT PLAN

      The Company adopted a defined contribution retirement savings plan effective January 1, 1992. Pursuant to Section 401k of the Internal Revenue Code, if a participant decides to contribute, a portion of the contribution can be matched by the Company. Company contributions are discretionary and plan expenses, which are immaterial, are paid by the Company on behalf of the plan.

      Presently, the Company does not offer its employees postretirement or postemployment benefits. Therefore, the Company is not impacted by the SFAS No. 106, "Employers' Accounting for Postretirement Benefits other than Pensions" or SFAS No. 112, "Employers' Accounting for Postemployment Benefits."

                        BIOMATRIX, INC. AND SUBSIDIARIES

14.  CONCENTRATION OF CREDIT RISK AND MARKET RISK

      Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade receivables. The Company's temporary cash investments consist primarily of cash and money market funds. Concentration of credit risk with respect to trade receivables exists due to the Company's dependence on a few customers. However, the Company has not sustained any losses related to these customers.

      Because we currently have operations outside the U.S., we are exposed to market risk from changes in foreign exchange rates. To reduce the risk from fluctuations in foreign currencies, we have structured our various distribution agreements in United States dollars. Approximately 2% of 1999 total revenues were generated in foreign currencies. As of December 31, 1999, 9% of our total assets were located outside of the United States, and no single country had a significant concentration of cash.

15.  SEGMENT DATA

      In the fourth quarter of 1998 the Company adopted SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 requires a new basis of determining the reportable business segments using the management reporting approach. Given the importance of revenue growth and product launches, the Company analyzes its revenues by product line and sales destination. The Company does not allocate its assets to the various product lines, but does analyze its assets on a geographic basis. The following data is utilized by the Company's Executive Committee (the chief operating decision makers) when analyzing the performance of the Company.

                                                              1999            1998            1997
                                                              ----            ----            ----
    Product Sales:
       Synvisc:
         United States.........................             $ 53.7          $ 28.5          $   4.0
         Rest of the World.....................               14.6             5.2              3.6
       All Other Products......................                3.7             4.1              4.1
                                                             -----           -----           ------
       Total Product Sales.....................             $ 72.0          $ 37.8          $  11.7
                                                            ======          ======          =======

    Identifiable Assets:
       United States...........................             $ 89.8          $ 73.9          $  36.1
       Rest of the World.......................                9.2             9.4              7.8
                                                             -----           -----             ----
       Total Assets............................             $ 99.0          $ 83.3          $  43.9
                                                            ======          ======          =======

16.  MAJOR CUSTOMER AND LICENSE FEE DATA

      A significant portion of the Company's products are sold to customers under the terms of multiple-year marketing and distribution agreements. In many cases, a customer has paid license fees to the Company for the exclusive rights in the respective territory. Of the reported product sales for each of the years ended December 31, 1999, 1998 and 1997, one customer accounted for 81% (Customer A 81%), one customer accounted for 78% (Customer A 78%), and three customers accounted for 64% (Customer A 40%, Customer B 14%, and Customer C 10%), respectively. Of the reported income from licenses, royalties, and research contracts for each of the years ended December 31, 1999, 1998 and 1997, one corporate partner accounted for 91% (Partner A 91%), two corporate partners accounted for 93% (Partner A 61% and Partner B 32%), and two corporate partners accounted for 96% (Partner A 82% and Partner C 14%), respectively.

                        BIOMATRIX, INC. AND SUBSIDIARIES

17. IMPACT OF THE ADOPTION OF RECENTLY ISSUED ACCOUNTING STANDARDS

         In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999 (January 1, 2000 for the Company). SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. SFAS 133 is not expected to have an impact on the Company's consolidated results of operations, financial position or cash flows.

         In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101, Revenue recognition ("SAB 101"), which was amended on March 24, 2000 to delay the implementation date for registrants with fiscal years that begin between December 16, 1999 and March 15, 2000 until no later than their second fiscal quarter of the fiscal year beginning after December 15, 1999. To the extent the guidance in SAB 101 differs from the generally accepted accounting principles previously utilized by an SEC registrant, SAB 101 indicates that the SEC staff will not object to reporting the cumulative effect of a change in accounting principle.

         Prior to promulgation of SAB 101, the Company had reported non-refundable up-front and milestone fees received pursuant to distribution agreements in the period earned, which was deemed to be the date this activity was performed or the milestone was achieved. While the Company believes the pricing under these agreements entered into with various marketing partners provides for arms-length pricing of product sales, SAB 101 requires that the Company reviews all of its non-refundable fees to determine if they should be linked to the supply arrangements and reported as additional revenue from product sales made pursuant to those arrangements.

         The Company is currently in the process of evaluating the impact of SAB 101 on its accounting policy for non-refundable fees received pursuant to distribution agreements with marketing partners. The Company is in the process of reviewing each of its many distribution agreements to assess whether non-refundable, up-front license fees and/or milestone payments should be deferred in accordance with SAB 101. Accordingly, the Company anticipates that a change in its accounting policy will result in a cumulative effect adjustment for a change in accounting principle. The total cumulative effect of the non-cash, after-tax charge is preliminarily estimated to range from $13.0 million to $20.0 million. Such amount would be recorded as deferred revenue and recognized as product revenue in future periods. The Company will continue to assess the impact of SAB 101 and currently intends to implement changes resulting from SAB 101 in the second quarter of 2000.

18. SUBSEQUENT EVENTS - MERGER

        On March 6, 2000, Genzyme Corporation ("Genzyme"), a Massachusetts corporation, Seagull Merger Corporation, a Massachusetts corporation and wholly-owned subsidiary of Genzyme ("Merger Sub"), and Biomatrix entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which the parties will effect a business combination through a merger of Biomatrix with and into Merger Sub (the "Merger"). In connection with the Merger, Genzyme will form a new division, the Genzyme Biosurgery division, and will create a new series of common stock designated as "GZBX division Common Stock," $0.01 par value per share ("GZBX Stock"), which will be issued to the holders of Biomatrix common stock, $.0001 par value per share ("Biomatrix Common Stock"), in the Merger. The currently proposed terms of the GZBX Stock are set forth as an exhibit to the Merger Agreement. In connection with the Merger, Genzyme's Tissue Repair Division and Surgical Products Division will become part of the Genzyme Biosurgery division and the Genzyme Tissue Repair Common Stock ("GTR Stock") series and Genzyme Surgical Products Common Stock ("GSP Stock") series will be exchanged for GZBX Stock (the "Genzyme Reorganization"). The transaction, which will be accounted for using the purchase method of accounting, is expected to close in the second quarter of 2000.

         Under the terms of the Merger Agreement, each outstanding share of Biomatrix Common Stock will be converted, at the option of the holder, into either (i) $37.00 in cash or (ii) one share of GZBX Stock (the "Merger Consideration"). Based on the cash election price and the number of shares of Biomatrix Common Stock outstanding, Biomatrix expects that the cash portion of the transaction will be approximately $245 million. Under the Merger Agreement, 28.38% of the shares of Biomatrix Common Stock outstanding at the effective time of the Merger will be exchanged for cash and the remaining 71.62% of the shares of Biomatrix Common Stock outstanding at the time of the Merger will be converted into shares of GZBX Stock at a conversion rate of one share of GZBX Stock for each share of Biomatrix Common Stock. However, the number of shares of GZBX Stock to be issued in the Merger is subject to an upward adjustment if the value of the GZBX Stock to be issued in the Merger on the effective date of the Merger is less than 45% of the total Merger Consideration in order to preserve the status of the Merger as a tax-free reorganization.

                        BIOMATRIX, INC. AND SUBSIDIARIES

18. SUBSEQUENT EVENTS - MERGER (CONTINUED)

      Under the terms of the Merger Agreement, each outstanding share of GSP Stock will convert into 0.6060 shares of GZBX Stock and each share of GTR Stock will convert into 0.3352 shares of GZBX Stock. Based on the number of common shares outstanding for each entity at the signing date, the Genzyme Biosurgery division is expected to have approximately 35.2 million shares outstanding.

         Consummation of the Merger is subject to the adoption of the Agreement and Plan of Merger by the Biomatrix stockholders, the approval of the issuance of GZBX Stock in the Merger and the necessary amendments of Genzyme's charter by the Genzyme stockholders, including the approval of the exchange of GSP Stock for GZBX Stock by GSP stockholders and the exchange of GTR Stock for GZBX Stock by GTR stockholders, the receipt of regulatory approvals and certain other customary closing conditions.

      Certain officers of Biomatrix holding an aggregate of approximately 34% of the outstanding shares of Biomatrix Common Stock have agreed to vote their shares of Biomatrix Common Stock in favor of the Merger until the earlier to occur of the completion of the Merger or 5 days after the termination of the Merger Agreement. In addition, as a condition to Genzyme's entering into the Merger Agreement, Biomatrix granted Genzyme an option to acquire up to 4.6 million shares of Biomatrix Common Stock at a price of $30 per share. The option may only be exercised by Genzyme upon the termination of the Merger Agreement resulting from our shareholders' voting against the merger or our entering into an alternative transaction that is recommended by our Board.

19.   SUBSEQUENT EVENTS - LITIGATION

         On July 21, and August 7, 15, and 30, 2000, class action lawsuits requesting unspecified damages were filed in the United States District Court for the District of New Jersey against Biomatrix and two of its officers and directors, Endre A. Balazs and Rory B. Riggs. In these actions, the plaintiffs seek to certify a class of all persons or entities who purchased or otherwise acquired Biomatrix common stock during the period between July 20, 1999 and April 25, 2000. The plaintiffs allege, amongst other things, that the defendants failed to accurately disclose information related to Biomatrix's product Synvisc-Registered Trademark- during the period between July 20, 1999 and April 25, 2000, and assert causes of action under the Securities Exchange Act of 1934 and Rule 10b-5 promulgated under that Act. We disagree with these claims and believe that information related to Synvisc was properly disclosed. Biomatrix intends to defend these actions vigorously. Under the certificate of incorporation of Biomatrix, officers and directors of Biomatrix are entitled to indemnification for such claims from Biomatrix to the full extent permitted by Delaware law. The Company is presently unable to predict the ultimate outcome of these cases or whether they would have a material impact on the results of operations, financial position or cash flows of Biomatrix. We have not made any provisions for any liability that might result from these claims.